EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NEPTUNE WELLNESS SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, no par value, issuable upon exercise of Warrants	457(g)	6,417,114(2)	$1.62(3)	$10,395,725	(0.00011020)	$1,145.61

Total Offering Amounts					$10,395,725		$1,145.61

Total Fee Offsets							$0

Net Fee Due							$1,145.61

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers an indeterminate number of additional Common Shares that may be offered and issued to prevent dilution resulting from share dividends, share splits, reverse share splits, combinations of shares, spin-offs, recapitalizations, mergers or similar capital adjustments.

(2)	The number of common shares registered represents Common Shares of the Registrant issuable upon exercise of Investor Warrants.
(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants ($1.62).